PRESS RELEASE
                                                Contact: Ross A. Benavides
                                                         Chief Financial Officer
                                                         (713) 860-2528


      GENESIS ENERGY, L.P. COMMENCES CO2 WHOLESALE MARKETING BUSINESS WITH PURCHASE OF CO2 ASSETS FROM DENBURY WITH PROCEEDS FROM SALE OF ITS TEXAS GULF
                                COAST OPERATIONS

         October 15, 2003 - Genesis Energy, L.P. (AMEX:GEL) announced today that it has entered into a non-binding letter of intent to acquire an interest in
167.5 Bcf of CO2 under a volumetric production payment, plus certain marketing rights, from Denbury Resources, Inc. (Denbury) for $24.9 million, enabling Genesis to commence a wholesale CO2 marketing business. Genesis believes that it has reached an agreement in principle on all of the substantial terms of the transaction. Simultaneously with this CO2 transaction, Denbury will purchase $4.9 million of Genesis common units. The transaction is expected to close during the fourth quarter. A Denbury subsidiary is the general partner of Genesis.

         Genesis also announced today that it has signed a purchase and sale agreement with Teppco Crude Pipeline, L.P. (Teppco) to sell parts of its Texas crude oil pipeline system and associated gathering and marketing operations (the Texas Gulf Coast Operation) to Teppco for approximately $21 million. The transaction is also expected to close in the fourth quarter.

         Mark J. Gorman, President and CEO of Genesis said, "We are extremely pleased to announce these transactions. The sale of the Texas Gulf Coast Operation to Teppco will benefit both parties immediately. Teppco expects to realize significant benefits from integrating these assets into their South Texas Pipeline System. We expect to benefit from redeploying the proceeds of this sale to acquire the CO2 assets from Denbury, advancing our plan to develop strategic opportunities with Denbury that will create high quality, stable sources of cash flow for our Unitholders."

         Genesis is purchasing the CO2 assets from Denbury for $24.9 million in cash. Denbury will assign to Genesis an interest in 167.5 Bcf. of CO2 under a volumetric production payment and Denbury's existing long-term CO2 supply agreements with three of its industrial customers. The terms of the industrial sales contracts include minimum take-or pay volumes and maximum delivery volumes. Denbury will also provide processing and transportation services for a fee. The transaction is subject to approvals required from Denbury's lenders under their credit agreements and other normal closing conditions. For the next five years, based upon current conditions, Genesis projects that approximately $5 million per year in operating income will be generated from this CO2 acquisition.

         Genesis is selling the Texas Gulf Coast Operation to Teppco for $21 million. The Texas Gulf Coast Operation being sold is comprised of three segments of the Texas Pipeline System and related gathering and marketing operations in a 40 county area in southeast Texas. The three segments sold represent approximately 20 percent of the pipeline mileage of Genesis' Texas pipeline system.

            In its previous guidance in August 2003, Genesis indicated that it expected to make regular quarterly distributions of $0.05 per unit for 2003 and 2004 and did not expect to restore its regular quarterly distribution to $0.20 per unit until 2005. As a result of these transactions, Genesis currently expects to be able to sustain a regular quarterly distribution of $0.15 per unit starting with the distribution that will be paid for the fourth quarter of 2003 in February of 2004. Genesis continues to expect to restore the targeted minimum quarterly distribution of $0.20 per unit in 2005. However, as we gain experience with the new asset base, as cost savings initiatives are implemented, and as opportunities to make accretive acquisitions are developed, Genesis may be able to restore the targeted minimum quarterly distribution of $0.20 per unit during 2004.

         For important information about the tax impact to unitholders of the sale of the Texas Operation to Teppco, please visit our website at www.genesiscrudeoil.com or call Investor Relations at (713) 860-2500. Assuming these transactions close as scheduled, Genesis expects to provide more information about these transactions at its scheduled third quarter earnings conference call on November 11, 2003.

         Genesis Energy, L.P. operations include crude oil common carrier pipelines, independent gathering and marketing of crude oil, with operations concentrated in Texas, Louisiana, Alabama, Florida, and Mississippi.

         This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although Genesis believes that its expectations are based upon reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those in the forward looking statements herein include the timing and extent of changes in commodity prices for oil, ability to obtain adequate credit facilities, environmental risks, government regulation, the ability of the Partnership to meet its stated business goals and other risks noted from time to time in the Partnership's Securities and Exchange Commission filings.



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